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                                         Deutsche Bank Structured Equity Sales +1 212 250-9905

    Alpha Overlay Securities Linked to the DB Commodity Booster DJUBS 14 TV Index ER and the DB Commodity Harvest - 10 Index USD TR

                                                        Commodities |X| Bullish

Indicative Terms as of February 24, 2010                                                     Best Case Scenario at Maturity
CUSIP:
2515A0 2R 3                                                                    If the Final Basket Level is greater than the Initial
                                                                               Basket Level, investors will receive 100% of the
Issuer:                                                                        appreciation of the Basket, reduced by the Adjustment
Deutsche Bank AG, London Branch                                                Factor.

Maturity / Tenor:                                                                                 Worst Case Scenario
13 Months
                                                                               If the Final Basket Level is less than the Initial Basket
Basket:                                                                        Level, you will lose some or all of your investment in
The securities are linked to the performance of the DB Commodity Booster -     the securities.
DJUBS - TV 14 Index ER (the "Booster Index," Bloomberg: DBCMBTVE [Index])
and the                                                                                                 Benefits
DB Commodity Harvest - 10 Index USD TR (the "Harvest Index," Bloomberg
Ticker: DBCMHVEE [Index]), each a "Basket Index" and collectively, the         |X| Exposure to two Deutsche Bank proprietary
"Basket Indices".                                                                  commodity indices. The base index of the Booster
                                                                                   Index (the "Booster Base Index") seeks to outperform
Redemption Amount:                                                                 the Dow Jones UBS Commodity Index (the "DJUBS
You will receive a cash payment on the Maturity Date per $1,000 security           Index").  The base Index of the Harvest Index (the
face amount, calculated as follows:                                                "Harvest Base Index") takes a long position in the
$1,000 x (Final Basket Level / Initial Basket Level )                              Deutsche Bank Commodity Booster Index - S&P GSCI
Your investment will be fully exposed to any depreciation in the Booster           Light Energy (the "S&P Booster Index") and a short
Index and the Harvest Index. The minimum Redemption Amount will be zero.           position in the S&P GSCI Light Energy Index ("S&P
                                                                                   Light Energy Index"). The S&P Booster Index seeks to
Initial Basket Level:                                                              outperform the S&P Light Energy Index.
Set equal to 100 on the Trade Date                                             |X| 100% participation in the performance of each
                                                                                   Basket Index with uncapped upside potential, reduced
Basket Level:                                                                      by the Adjustment Factor.
On any trading day, calculated as follows, subject to a minimum of zero,
100 x (1 + Booster Performance + Harvest Performance - Adjustment Factor).                               Risks

Final Basket Level:                                                            |X| The strategy of each Basket Index to achieve a
The Basket Level, as determined by the Calculation Agent on the Final              target volatility in its Base Index may not be
Valuation Date.                                                                    successful. The Booster Base Index may not outperform
                                                                                   the DJUBS Index and the S&P Booster Index may not
Booster Performance:                                                               outperform the S&P Light Energy Index.
(Final Reference Level / Initial Reference Level - 1); determined using the    |X| A commodity hedging disruption event may result
Initial Reference Level and Final Reference Level for the Booster Index            in acceleration of the securities and you may lose a
                                                                                   substantial part of your investment.
Harvest Performance:                                                           |X| Commodity prices may change unpredictably.
(Final Reference Level / Initial Reference Level - 1) ; determined using the   |X| An investment in the securities is subject to
Initial Reference Level and Final Reference Level for the Harvest Index            the credit of the Issuer.

Initial Reference Level:                                                                            Important Dates
The closing level for the respective Basket Index on the Trade Date.
                                                                                Offering Period:....February 24 - March 25, 2010
Final Reference Level:                                                          Trade Date:.......................March 26, 2010
The closing level for the respective Basket Index on the Final Valuation        Settlement Date:..................March 31, 2010
Date.                                                                           Final Valuation Date:.............April 26, 2011

Adjustment Factor:                                                              Maturity Date:........April 29, 2011 (13 Months)
0.0075 + 0.025 x Days / 365, where "Days" equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date.

Discounts and Commissions:                                                                                ISSUER FREE WRITING PROSPECTUS
The securities will be sold with varying underwriting discounts and                                           Filed Pursuant to Rule 433
commissions in an amount not to exceed $7.50 per $1,000 securities. The                            Registration Statement No. 333-162195
Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00                                     Dated February 24, 2010
per $1,000 face amount. The Agents may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 face amount. The agents
for this offering are our affiliates. For more information see "Underwriting             NOT FDIC / NCUA INSURED OR GUARANTEED
(Conflicts of Interest)" in accompanying term sheet No. 820.                               MAY LOSE VALUE * NO BANK GUARANTEE
                                                                                                     NOT A DEPOSIT
Agents:                                                                              NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas.

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
200.00	100%	$2,000.00	100.00%
180.00	80%	$1,800.00	80.00%
160.00	60%	$1,600.00	60.00%
140.00	40%	$1,400.00	40.00%
120.00	20%	$1,200.00	20.00%
110.00	10%	$1,100.00	10.00%
100.00	0%	$1,000.00	0.00%
90.00	-10%	$900.00	-10.00%
80.00	-20%	$800.00	-20.00%
60.00	-40%	$600.00	-40.00%
40.00	-60%	$400.00	-60.00%
20.00	-80%	$200.00	-80.00%
0.00	-100%	$0.00	-100.00%
This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket.  Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing above have been rounded for ease of analysis. The calculation of the Basket Level includes an Adjustment Factor. As a result, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance greater than 3.46% for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 820 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factor, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 3.46% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

EARLY REDEMPTION RISK — CFTC position limits on certain commodities may restrict our ability to hedge our obligation under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined by the calculation agent. You may lose a substantial part of your investment if the securities are accelerated by the Issuer due to the imposition of CFTC position limits. You may not be able to reinvest your money in a comparable investment.

CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

STRATEGY RISK – Each Basket Index seeks an enhanced return by achieving a target volatility in its respective Base Index.  The Booster Base Index, the DB Commodity Booster DJUBS Index, seeks to outperform the DJUBS Index by adopting an optimal yield rolling strategy. The Harvest Base Index takes a long position in S&P Booster Index and a short position in S&P Light Energy Index. The S&P Booster Index seeks to outperform the S&P Light Energy Index by adopting an optimal yield rolling strategy. The target volatility strategy and the optimal yield rolling strategy may not be successful. Each Basket Index may fail to achieve the target volatility in its Base Index.

COMMODITY PRICE MAY CHANGE UNPREDICTABLY — Market prices of the commodity future contracts underlying the Basket Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, etc.

THE BASKET INDICES AND BASE INDICES HAVE VERY LIMITED PERFORMANCE HISTORY.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices and Base Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange and the Issuer and its affiliates, although they may do so, will have no obligation to offer to purchase the securities in the secondary market.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR  — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 820 relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 820 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905